Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of March 10, 2006 (“Agreement”), is by and between Transaction Network Services, Inc., a Delaware corporation (the “Company”), and its parent, TNS, Inc., a Delaware corporation (“Parent”), on the one hand (collectively, “TNS”), and Henry H. Graham, Jr. (“Executive”), on the other hand. (The Company, Parent and Executive will be referred to collectively as the “Parties” and may each be referred to individually as a “Party”).

WHEREAS, Executive has been employed as Executive Vice President, Chief Financial Officer and Treasurer of TNS; and

WHEREAS, the Board of Directors of TNS (the “Board” or “Board of Directors”) has determined that it is in the best interest of TNS and its shareholders to continue to employ Executive in such capacity and Executive desires to continue his employment in such capacity;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.    Acceptance of Employment. Subject to the terms and conditions set forth below, the Company agrees to employ Executive and Executive accepts such employment.

2.    Term. The period of employment and term of this Agreement will be from January 1, 2006 through December 31, 2009, unless further extended or sooner terminated as hereinafter set forth (the “Term”). The Term shall automatically be extended for successive one (1) year periods unless one Party hereto has provided the other with at least three (3) months’ prior written notice of its intention to allow this Agreement to expire at the end of such initial or extended Term, in which event the employment period will terminate on the last day of such Term. If the Company provides Executive such notice of its intention to allow this Agreement to expire without thereafter providing Executive with a timely written notice of termination for Cause (as defined in Section 6(e) of this Agreement) and otherwise complying with the procedures set forth in Section 6(e), the expiration of the Agreement will be considered a termination “for other than Cause” as provided in Section 6(f). The Company hereby acknowledges that Executive has been employed by the Company since July 1, 1998.

3.    Position and Duties. Executive shall serve as the Executive Vice President, Chief Financial Officer and Treasurer of TNS, shall report directly to the Chief Executive Officer and will perform such duties as are set forth in the job description for such position, as it may be amended by TNS from time-to-time, and such other reasonably related duties consistent with such position that are assigned to Executive by the Chief Executive Officer and/or the Board. Subject to reasonable business travel requirements, Executive shall generally perform his duties from the TNS’ general and administrative offices in Reston, Virginia and shall not be required by TNS to be personally based or transferred anywhere other than the metropolitan area in which his office in TNS’ general and administrative offices is now located, without Executive’s prior written consent. Executive will perform his duties in a professional and competent manner. Executive shall devote all of his working time and attention and his reasonable best efforts and skills to the business and affairs of TNS, except (i) with respect to incidental business activities, including the management of his personal investments, outside directorships, and civic and charitable activities, which shall be fully disclosed to the Board of Directors prior to engaging in such activities and which, in the determination of the Board of Directors, do not cause a conflict of interest or interfere with Executive’s performance of his duties under this Agreement; and (ii) as otherwise approved by the Board of Directors.

4.    Base Salary and Incentives.

(a)          Base Salary. During the Term, the Company will pay Executive a base salary at the rate of $334,750 per annum, less customary withholdings and deductions (the “Base Salary”) payable in accordance with the payroll procedures for the Company’s salaried employees in effect during the Term. Beginning in January 2007 and annually thereafter, the Base Salary shall be subject to annual review and possible increase by the Board of Directors, but it shall not be decreased during the Term of this Agreement.

(b)         Annual Incentive Award Opportunity. Executive shall be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”), in accordance with the terms of the AIP as they may be amended by the Board from time-to time. Executive’s target annual award opportunity under the AIP shall be 50% of the Base Salary (the “AIP Annual Target”) and shall be subject, in accordance with the terms of the AIP, to an annual cap equal to 2 times the AIP Annual Target. Actual awards will be based on the achievement of specified performance objectives, as determined by the Board.

(c)          Long-Term Incentive Plan Opportunity.  Executive shall be eligible to participate in the Parent’s Long-Term Incentive Plan (the “LTIP”), in accordance with the terms of the LTIP, as they may be amended by the Board from time-to time. Executive’s target annual award opportunity under the LTIP shall be 170% of the Base Salary (the “LTIP Annual Target”) and shall be subject, in accordance with the terms of the LTIP, to an annual cap equal to 2 times the LTIP Annual Target. Awards will be comprised of a combination of long-term incentive vehicles, as determined by the Board. Awards under the AIP and LTIP will be referred to collectively as “Incentive Awards.”

5.    Benefits. During the Term, Executive will be eligible for the following benefits in connection with his employment (collectively, the “Benefits”):

(a)          Retirement Benefits. Executive will be eligible to participate in the Company’s 401(k) Plan in accordance with the terms of that plan, as they may be amended from time-to-time by the Company.

(b)         Other Fringe Benefits. In addition to any other benefits specifically set forth herein, Executive (i) shall be entitled to the benefits set forth in the Summary of Executive Benefits attached to this Agreement as Appendix 1 (and incorporated herein) and (ii) shall also be eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs ((i) and (ii) collectively being the “Fringe Benefits”), as the Fringe Benefits may be amended or terminated from time-to-time by the Company.

(c)          Business and Travel Expenses. Executive shall be entitled to reimbursement of all reasonable and necessary business-related expenses he incurs in performing his duties, in accordance with and to the extent permitted by the Company’s policies in effect from time to time.

(d)         Indemnification. Executive shall be entitled to such indemnification rights as are set forth in the Indemnification Agreement between Executive and the Parent, a copy of which is attached hereto and incorporated by reference as Appendix 2.

6.    Termination of Employment and Effect of Termination.

(a)          By Company for Death. Executive’s employment hereunder shall terminate upon his death, in which event TNS shall have no further obligation to Executive or his estate other than the payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(b)         By Company for Disability. If Executive incurs a Disability and such Disability continues for a period of twelve (12) consecutive months, then the Company may, to the extent permitted by applicable law, terminate Executive’s employment upon written notice to Executive, in which event TNS shall have no further obligation to Executive other than the payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents. For the purposes of this Agreement, a “Disability” means a physical or mental impairment that substantially limits a major life activity and that precludes Executive from performing all of the essential functions of his position, with or without reasonable accommodation, as such applicable terms are defined by the federal Americans with Disabilities Act, as it may be amended from time-to-time.

(c)          By Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason after giving at least 30 days’ notice to the Company. The date of such termination must be no more than 90 days from the date of the occurrence giving rise to the Good Reason. For purposes of this Agreement, Good Reason means that, without Executive’s prior written consent: (i) the Company relocates its general and administrative offices or Executive’s place of employment to an area other than the Washington, D.C. Standard Metropolitan Statistical Area; (ii) Executive is assigned duties substantially inconsistent with his responsibilities as described in Section 3 of this Agreement or a substantial adverse alteration is made to the nature or status of such responsibilities; (iii) Executive’s title is diminished; (iv) the Company reduces Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time; or (v) any material reduction in Benefits provided to Executive pursuant to Sections 4 and 5 of this Agreement, other than in connection with a reduction in benefits generally applicable to senior executives of the Company. In the event that Executive elects to terminate this Agreement for Good Reason, Executive shall be entitled to:  (aa) payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents; (bb) payment of two years of Base Salary at the rate in effect as of the date of termination in installments in accordance with the Company’s payroll practices in effect at the time; and (cc) continuation of Fringe Benefits for two years after the date of termination. In the event the Company’s Fringe Benefit plans do not permit continued participation by Executive after his termination, then Executive will instead be entitled to a lump sum payment from the Company of the expected cost to Executive to purchase and continue all such Fringe Benefit programs, as an individual or family policyholder, grossed up for all local, state and Federal taxes at the maximum tax rates. Executive’s entitlement to the Base Salary described in (bb) and the Fringe Benefits described in (cc) is conditional on his execution of a Severance Agreement and General Release in substantially the same form attached hereto as Appendix 3. TNS agrees to provide to Executive within ten (10) days of termination the Severance Agreement and General Release for execution.

(d)         By Executive without Good Reason. Executive may terminate this Agreement without Good Reason upon ninety (90) days’ prior written notice to the Company. In the event Executive’s employment is terminated pursuant to this Section 6(d), the Company may in its discretion relieve Executive of his duties and provide him with Base Salary and Benefits through the date of termination. In the event Executive terminates his employment without Good Reason, Executive shall be entitled to payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(e)          By Company for Cause. The Board of Directors of the Company may terminate this Agreement for Cause upon written notice to Executive. “Cause” shall be defined as: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers; (ii) substantial failure on the part of Executive in his performance of the duties of the office held by him as reasonably directed by the Chief Executive Officer and/or the Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after notice to Executive and a reasonable opportunity to cure; (iii) gross negligence or willful misconduct by Executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of the Company or any of its affiliates); or (iv) any material breach by Executive of Sections 3, 7 or 8 of this Agreement. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “gross negligence” or “willful misconduct” only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its affiliates. The Executive’s employment shall not be deemed to have been terminated for “Cause” unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for “Cause”; (B) a reasonable opportunity, at any time during the 30 day period after the Executive’s receipt of such notice, for the Executive, together with his counsel, to be heard before the Board; and (C) a notice of termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this Section 6(e).

In the event Executive is terminated for Cause, TNS’ only obligation to Executive will be the payment of accrued and/or vested but unpaid Base Salary, vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents.

(f)          By the Company for Other than Cause. The Board of Directors may terminate this Agreement for reasons other than Cause after giving at least ninety (90) days’ prior written notice of such termination to Executive. In the event the Company terminates Executive pursuant to this Section 6(f), Executive shall be entitled to:  (aa) payment of accrued and/or vested but unpaid Base Salary, pro-rated Incentive Awards (calculated and paid when such awards are paid to other employees generally), vacation pay and other Benefits as of the termination date, unless otherwise required by law or plan documents; (bb) payment of two years of Base Salary at the rate in effect as of the date of termination in installments in accordance with the Company’s payroll practices in effect at the time; and (cc) continuation of Fringe Benefits for two years after the date of termination. In the event the Company’s Fringe Benefit plans do not permit continued participation by Executive after his termination, then Executive will instead be entitled to a lump sum payment from the Company of the expected cost to Executive to purchase and continue all such Fringe Benefit programs, as an individual or family policyholder, grossed up for all local, state and Federal taxes at the maximum tax rates. Executive’s entitlement to the Base Salary described in (bb) and the Fringe Benefits described in (cc) is conditional on his execution of a Severance Agreement and General Release in substantially the same form attached hereto as Appendix. TNS agrees to provide to Executive within ten (10) days of termination the Severance Agreement and General Release for execution.

(g)         Termination Following a Change in Control. If the Executive’s employment is terminated by the Company during the Protection Period other than for Cause, Disability or as a result of the Executive’s death, or if the Executive terminates his employment during the Protection Period for Good Reason, the Company shall, subject to Section 7 of this Agreement, provide Executive with the following within then (10) days of the effective date of the Severance Agreement and General Release described below (the “Effective Date”) unless otherwise indicated below:

(i)       The Executive’s Base Salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination of employment;

(ii)      a lump sum severance payment in an amount equal to the product of 2.99 times the Executive’s “Average Annual Compensation.”  For the purposes of this Agreement, “Average Annual Compensation” shall be an amount equal to the annual average of the sums of (x) the Executive’s annual Base Salary from the Company plus (y) the amount of Incentive Awards accrued by TNS for the Executive, in each case for the three calendar years that ended immediately before (or, if applicable, coincident with) the Change in Control Date;

(iii)     within 30 days of the Effective Date, upon surrender by the Executive of the outstanding options to purchase shares of common stock (“Shares”) of Parent granted to the Executive by the Parent (the “Outstanding Options”) and any stock appreciation rights granted to the Executive by the Parent (“SARs”), an amount with respect to each Outstanding Option and SAR (whether vested or not) equal to the difference between the exercise price of such Outstanding Options and SARs and the higher of (x) the fair market value of the Shares on the date of such termination (but not less than the closing price for the Shares on the New York Stock Exchange, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination); and (y) the highest price paid for Shares or, in the cases of securities convertible into Shares or carrying a right to acquire Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Shares or at which Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change in Control of the Parent; provided, however, that this Section 6(g)(iii) shall not apply to the surrender of any Outstanding Option that is an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv)     the Company shall provide continuation of Fringe Benefits for three years after the date of termination. In the event the Company’s Fringe Benefit plans do not permit continued participation by Executive after his termination, then Executive will instead be entitled to a lump sum payment from the Company of the expected cost to Executive to purchase and continue all such Fringe Benefit programs, as an individual or family policyholder, grossed up for all local, state and Federal taxes at the maximum tax rate;

(v)      all of the Executive’s Benefits accrued under any supplemental retirement plans, excess retirement plans, and deferred compensation plans maintained by the Company or any of its affiliates shall become immediately vested in full;

(vi)     all of the Executive’s Outstanding Options shall become immediately vested and exercisable in full; and

(vii)    all of the Executive’s outstanding shares of restricted stock shall become immediately vested in full.

Executive’s entitlement to the foregoing benefits described in (g) is conditional on his execution of a Severance Agreement and General Release in substantially the same form as is attached hereto as Appendix 3. TNS agrees to provide to Executive within ten (10) days of termination the Severance Agreement and General Release for execution.

For the purposes of this Section 6(g) and Section 6(h) of this Agreement, the following terms are defined below:

“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Parent is then subject to such reporting requirements; provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any person (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 25 percent or more of the combined voting power of the Parent’s then outstanding securities; or (ii) during any period of two consecutive years, the following persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new directors each of whose election to the Board or nomination for election to the Board by the Parent’s security holders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or (iii) the securityholders of the Parent approve a merger or consolidation of the Parent with any other corporation, other than a merger or consolidation that would result in the voting securities of the Parent outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) a majority of the voting securities of the Parent or of such surviving entity outstanding immediately after such merger or consolidation; or (iv) the security holders of the Parent approve a plan of complete liquidation of Parent or the Company or an agreement for the sale or disposition by the Parent or the Company of all or substantially all of its assets.

The “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs. Notwithstanding any contrary provision in this Agreement, if the Executive’s employment or status as an elected or appointed officer with the Company is terminated by the Company within six months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for the purposes of this Agreement the “Change in Control Date” shall mean the date immediately before the date of such termination.

“Good Reason” means:

(i)       the assignment to the Executive within the Protection Period of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements, authority, duties, or responsibilities) or any other action that results in a diminution in such position, authority, duties, or responsibilities excluding for this purpose an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by TNS promptly after receipt of notice given by the Executive;

(ii)      a reduction by the Company in the Executive’s Base Salary in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;

(iii)     a failure by TNS to maintain plans providing Benefits at least as beneficial as those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan, or program, retirement, pension or savings plan, life insurance plan, health and dental plan, or disability plan) in which the Executive is participating immediately before the beginning of the Protection Period or any action taken by TNS that would adversely affect the Executive’s participation in, or reduce the Executive’s opportunity to benefit under, any of such plans or deprive the Executive of any material fringe benefit enjoyed by him immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under TNS’ tax qualified retirement, pension, or savings plans or its life insurance plan, health and dental plan, disability plans, or other insurance plans, which reduction applies generally to participants in the plans and has a de minimis effect on the Executive shall not constitute “Good Reason” for termination by the Executive;

(iv)     the Company requiring the Executive, without the Executive’s written consent, to be based at any office or location in excess of 25 miles from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive’s responsibilities;

(v)      any purported termination by the Company of the Executive’s employment for Cause otherwise than as provided in Section 6(e) of this Agreement; or

(vi)     any failure by TNS to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) of this Agreement.

“Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 24th calendar month following the Change in Control Date.

(h)         Adjustment in Benefits. In the event that Executive becomes entitled to the payments and benefits described in this Section 6 (together with any other benefits to which Executive is entitled hereunder following a termination entitling Executive to the payments and benefits of this Section 6, the “Severance Benefits”), if (x) the Severance Benefits equal or exceed 110% of three times Executive’s “base amount” determined for purposes of Section 280G of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up

Payment”) equal to the sum of any excise tax imposed under Section 280G of the Code (“Excise Tax”) on Executive by reason of receiving the Severance Benefits plus the amount necessary to place Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income and other taxes on the Gross-Up Payment) as if no Excise Tax had been imposed on the Severance Befits and no Gross-Up Payment had been made to Executive, and if (y) the Severance Benefits are less than 110% of three times Executive’s “base amount” determined for purposes of Section 280G of the Code, the Severance Benefits shall be limited to no more than 2.99 times Executive’s “base amount” determined for purposes of Section 280G of the Code. For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with TNS, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by TNS’ independent auditors and reasonably acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including without limitation by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code in excess of the Base Amount as defined in Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Severance Benefits or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), and (iii) the value of all non-cash benefits or any deferred payment or benefit shall be determined by TNS’ independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in the computation of the Gross-Up Payment, Executive shall repay to the Company (without interest), at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable the Excise tax and federal, state and local income and employment tax imposed on the portion of the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in the Excise Tax and/or in a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the computation of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and TNS shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

(i)           Notice of Termination. Termination of this Agreement by TNS or termination of this Agreement by Executive shall be communicated by written notice to the other Party hereto, specifically indicating the termination provision relied upon.

(j)           Property. Upon the termination of Executive’s employment under this Agreement, for any reason, or at any time upon request from the Company, Executive shall return all property of TNS, and all copies, excerpts or summaries of such property in whatever form, that are in his possession, custody or control.

7.    Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the

Company’s and its affiliates’ trade secrets and with other confidential information concerning The Company and its affiliates and that his services will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that:

(a)          Noncompetition. During the Term and (i) in the case of termination by the Company without Cause or resignation by Executive for Good Reason, for a period of two years thereafter, or (ii) in the case of termination or resignation for any other reason, for a period of one year thereafter (as applicable, the “Noncompete Period”), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that competes with any business in which the Company or any of its affiliates is engaged as of the date of Executive’s termination or resignation; provided, however, that Executive may own as a passive investor up to 5.0% of any class of an issuer’s publicly traded securities.

(b)         Nonsolicitation. During the Noncompete Period, Executive shall not, directly or indirectly, alone or in association with others, (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company and any of its affiliates and any employee thereof; (ii) hire any person who was an employee of the Company or any of its affiliates within one year prior to the time such employee was hired by Executive; (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its affiliates; or (iv) acquire or attempt to acquire an interest in any business which relates to any business of the Company or any of its affiliates and with which the Company and any of its affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company or any of its affiliates in the two-year period immediately preceding the termination of employment.

(c)          Business Scope and Geographical Limitation. Executive acknowledges (i) that the business of the Company and its affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of the Company or any of its affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of the Company’s and its affiliates’ businesses and their relationships. Accordingly, the restrictions set forth in this Section 7 shall be effective in all cities, counties and states of the United States and all countries in which the Company or any of its affiliates has an office or is engaged in business as of the date of Executive’s termination or resignation.

(d)         Enforcement. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(e)          Additional Acknowledgments. Executive acknowledges that the provisions of this Section 7 are in consideration of employment with the Company and the additional good and valuable consideration as set forth in this Agreement. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement was discussed in good faith between the parties hereto and is reasonable with respect to subject matter, time period and geographical area. During the Term and the Noncompete Period, Executive agrees to provide the Company (upon the Company’s reasonable request) with such information as may be necessary to demonstrate Executive’s compliance with the terms and provisions of this Agreement.

8.    Confidential Information.

(a)          Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates are the property of the Company or such affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or any of its affiliates’ business or industry of which Executive becomes aware during the Term. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the prior written consent of the Chief Executive Officer or the Chief Operating Officer, unless, and then only to the extent that, the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company upon termination of employment, or at any other time the Company may request in writing, any and all property belonging to the Company and its affiliates in his possession or under his control including, but not limited to, any memoranda, notes, plans, records, reports, documents, discs and other data storage media (and any copies thereof).

(b)         Ownership of Property. Executive expressly understands and agrees that any and all right, title or interest he has or obtains in any documentation, trade secrets, technical specifications, data, know-how, inventions, concepts, ideas, techniques, innovations, discoveries, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, memoranda, marketing plans, and all similar or related information  (whether or not patentable) conceived, devised, developed, contributed to, made, reduced to practice or otherwise had or obtained by Executive (either solely or jointly with others) during the Term that relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development, or existing or future products or services, or that arise out of Executive’s employment with the Company or any of its affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the respective affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns, and agrees to assign, to the Company or the respective affiliate all of his right, title and interest in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Chief Executive Officer or Chief Operating Officer and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or the respective affiliate’s ownership therein (including executing and delivering any assignments, consents, powers of attorney and other instruments).

(c)          Third Party Information. Executive understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and such affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 8(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or such affiliates) or use, except in connection with his work for the Company or such affiliates, Third Party Information without the prior written consent of the Chief Executive Officer or the Chief Operating Officer.

(d)         Use of Information of Prior Employers. During the Term, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive will use in the performance of his duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain; (ii) is otherwise provided or developed by the Company or its affiliates; or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

9.    Arbitration. All disputes concerning the application, interpretation or enforcement of this Agreement or otherwise arising out of the relationship between Executive, on the one hand, and the Company or Parent, on the other hand, except for those arising under Section 7 or 8 of this Agreement, shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in Washington, D.C., and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery. In any litigation or arbitration to enforce this Agreement, the prevailing party will be awarded reasonable attorneys’ fees and costs. Each Party knowingly and voluntarily waives its right to a trial by jury with respect to disputes that are covered by this Section 9.

10.  Notices. Any notice provided for or required by this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the addresses indicated below or to such other address as a Party may designate in writing to the other Party:

If to the Company or Parent:

Transaction Network Services, Inc.
11480 Commerce Park Drive
Suite 600
Reston, VA  20191
Attention:  General Counsel

With a copy to:

Arent Fox PLLC
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Attention:  Jeffrey E. Jordan, Esquire

If to Executive:

To his last known home address on file with the Company

11.  No Waiver. The failure of either Party at any time to enforce any provision of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

12.  Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws therein. Executive agrees to submit to personal jurisdiction and venue in the Commonwealth of Virginia.

13.  Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The court or arbitrator will modify any invalid or unenforceable provision to make it valid and enforceable to the maximum extent permitted by law.

14.  Successors. This Agreement shall be binding upon TNS, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of TNS’ assets or business, or within which TNS may be consolidated or merged, or any surviving corporation in a merger involving TNS.

15.  Waiver or Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both Parties.

16.  Counterparts. This Agreement may be executed in one or more counterparts, each of which and together will constitute one and the same instrument.

17.  Entire Agreement.   This Agreement represents the entire agreement, and supersedes all other agreements, discussions or understandings concerning the subject matter. The Amended and Restated Senior Management Agreement among Executive, the Company and Parent, dated March 19, 2004, is hereby terminated (except for any provisions relating to the continued vesting of Carried Shares after the date hereof).

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

TRANSACTION NETWORK SERVICES, INC.:		EXECUTIVE:

By:	/s/ John J. McDonnell, Jr.	/s/ Henry H. Graham, Jr.
	John J. McDonnell, Jr.	Henry H. Graham, Jr.

TNS, INC.:

By:	/s/ John J. McDonnell, Jr.
John J. McDonnell, Jr.